EXHIBIT 99.1

[GRAPHIC APPEARS HERE]

FOR IMMEDIATE RELEASE

CONTACT:	Cindy Schmieg
VP Communications
952-448-8193
cindy_schmieg@entegris.com

Heide Erickson
Director of Investor Relations
952-556-8051
heide_erickson@entegris.com

ENTEGRIS REPORTS THIRD-QUARTER RESULTS

Year-over-Year Third Quarter Revenue Increases 40 Percent to $99 Million;

Earnings Increase From 5 Cents to 12 Cents Per Diluted Share

CHASKA, Minn., June 17, 2004—Entegris, Inc. (Nasdaq: ENTG), the materials integrity management company, today reported results for its fiscal 2004 third quarter ended May 29, 2004. Sales totaled $98.6 million, a 40 percent increase from the company’s fiscal 2003 third-quarter sales of $70.7 million, and up 23 percent from $80.0 million for the second fiscal quarter of 2004. The company reported net income of $9.2 million, or 12 cents per diluted share, compared to net income of $4.0 million, or 5 cents per diluted share, for the fiscal 2003 third quarter. Fiscal 2004 second-quarter net income was $5.0 million, or 7 cents per share. Entegris generated $11.1 million in cash from operations during the fiscal 2004 third quarter.

Increasing sales from the 2004 second quarter to the third quarter and year-ago period were primarily due to stronger-than-anticipated sales to the semiconductor market, both for consumable materials and capital-spending driven product lines.

Gross margin for the fiscal 2004 third quarter was 45.0 percent, versus 43.1 percent for the year-ago comparable period. On a sequential, quarter-over-quarter basis, gross margin improved by 1.5 percentage points from 43.5 percent in the fiscal 2004 second quarter. The company increased production to respond to the higher-than-anticipated increase in customer demand.

Selling, general and administrative expenses for the third quarter totaled $25.5 million, an increase of $2.2 million from the fiscal 2004 second quarter. This increase was principally related to accruals for performance-based commissions and incentives, due to higher sales and profitability levels.

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ENTEGRIS REPORTS THIRD-QUARTER 2004 RESULTS	Page 2 of 3

Operating margin for the fiscal 2004 third quarter was 13.7 percent, versus 7.8 percent for the year-ago period. On a sequential basis, Entegris’ operating margin improved by 5.5 percentage points from fiscal 2004 second-quarter operating margins of 8.2 percent.

“This was another exciting quarter for Entegris with very robust performance in the semiconductor market,” said Jim Dauwalter, Entegris’ president and chief executive officer. “Compared to last year’s third quarter, Entegris’ corporate-wide sales increased by 40 percent this quarter. That’s significant and reflects our leadership position in the semiconductor market and our ability to respond to customers’ increasing demands. We are participating in this growth with all of our major product lines and, in most cases we believe that Entegris’ semiconductor market sales are growing faster than market drivers indicate.

“I’m also proud of how the organization responded to meeting rising demand during the quarter. Our worldwide manufacturing employees have worked hard to inject continuous improvements into the company’s manufacturing processes and we believe we will continue to see benefits. Our short-term successes are very important. We are achieving gross margins similar to those during the peak of the last semiconductor cycle in our core markets of semiconductor and data storage, even though our sales are still below historic peak levels. At the same time, we continue to focus on developing Entegris’ long-term opportunities. Our diversification into the new markets of Life Sciences and Fuel Cell, and the expansion of our service offering, are important to Entegris’ long-term success.”

Outlook

“Market conditions in the semiconductor industry remain encouraging,” said Dauwalter. “We don’t expect any significant change over the next few quarters. For our fiscal fourth quarter, we expect sales to remain at third-quarter levels, with a possible increase of up to five percent. We anticipate operating income to improve if sales increase.”

Balance Sheet/Cash Flow Statement Discussion

Cash, cash equivalents and short-term investments at the end of the fiscal 2004 third quarter totaled $120 million. The company generated $11.1 million in cash from operations during the quarter. Short- and long-term debt was $27.7 million. Inventories increased from the 2004 second quarter by $2.6 million to $46.9 million, almost entirely related to work-in-process and raw material inventory as the company expanded production to meet rising customer demand. Inventory turns increased to 4.8 in the third quarter from 4.3 during the 2004 second quarter. Accounts receivable totaled $73.1 million, up $10.1 million from the 2004 second quarter, primarily because of sales acceleration as the quarter progressed.

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ENTEGRIS REPORTS THIRD-QUARTER 2004 RESULTS	Page 3 of 3

THIRD-QUARTER RESULTS CONFERENCE CALL DETAILS

Investors have the opportunity to listen to Entegris’ third-quarter results today at 8:30 a.m. ET over the Internet at http://www.entegris.com. Go to the company’s Web site at least 15 minutes early to register, download and install the necessary audio software.

FORWARD-LOOKING STATEMENTS

Certain information in this news release does not relate to historical financial information and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.

Among these risks and uncertainties are general economic conditions, the cyclical nature of the semiconductor industry, the risks associated with the acceptance of new products and services, the successful integration of acquisitions, the ability to expand into new markets and the ability of operations to respond to rapidly increasing sales. Other factors that could cause the company’s results to differ materially from those contained in its forward looking statements are included in the Form 10K filed in November 2003 and other documents filed by the company with the Securities and Exchange Commission.

ABOUT ENTEGRIS

Entegris products and services protect and transport the critical materials enabling the world’s leading technologies. As a leading materials integrity management company, Entegris provides products and services used in key technology industries including the semiconductor, data storage, chemical processing, biopharmaceutical, medical device and fuel cell.

Entegris is ISO 9001 certified and has manufacturing or service facilities in the United States, Germany, Japan, Malaysia and Singapore. Its advanced research laboratories are located in Minnesota and Colorado, USA. Directly and through distributors, Entegris provides customer support on six continents. Additional information can be found at www.entegris.com

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ENTEGRIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three months ended		Nine months ended
	May 29, 2004	May 31, 2003	May 29, 2004	May 31, 2003
Net sales	$98,624	$70,665	$247,270	$179,570
Cost of sales	54,215	40,193	140,585	104,665

Gross profit	44,409	30,472	106,685	74,905
Selling, general and administrative expenses	25,525	20,264	69,914	59,019
Engineering, research and development expenses	5,343	4,683	14,767	12,989
Other charges	—	—	—	1,812

Operating income	13,541	5,525	22,004	1,085
Interest income, net	(12)	(25)	(118)	(345)
Other expense (income), net	71	349	(1,027)	5,144

Income (loss) before income taxes and other items below	13,482	5,201	23,149	(3,714)
Income tax expense (benefit)	4,285	1,234	7,296	(2,808)
Equity in net loss of affiliates	22	10	18	132

Net income (loss)	$9,175	$3,957	$15,835	$(1,038)

Earnings (loss) per common share:
Basic:	$0.13	$0.06	$0.22	$(0.01)
Diluted:	$0.12	$0.05	$0.21	$(0.01)

Weighted shares outstanding:
Basic	73,102	71,762	72,841	71,440
Diluted	76,877	75,640	77,003	71,440

ENTEGRIS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	May 29, 2004	August 30, 2003
ASSETS
Cash and cash equivalents	$85,795	$80,546
Short-term investments	33,980	24,541
Accounts receivable	73,093	52,604
Inventories	46,862	38,163
Deferred tax assets and refundable income taxes	14,681	14,637
Other current assets	4,492	3,564

Total current assets	258,903	214,055

Property, plant and equipment	96,958	95,212

Investments in affiliates	5,914	8,596
Intangible assets	94,684	96,921
Other assets	2,091	2,882

Total assets	$458,550	$417,666

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$1,642	$2,412
Short-term debt	5,989	16,455
Accounts payable	15,000	9,570
Accrued liabilities	32,760	25,852
Income tax payable	9,461	—

Total current liabilities	64,852	54,289

Long-term debt, less current maturities	20,109	10,070
Deferred tax liabilities	14,599	15,642
Shareholders’ equity	358,990	337,665

Total liabilities and shareholders’ equity	$458,550	$417,666